Exhibit 99.1

Accuray Reports Fourth Quarter and Fiscal 2026 Financial Results

MADISON, Wisconsin, August 19, 2026 — Accuray Incorporated (NASDAQ: ARAY) today reported financial results for the fourth quarter and fiscal 2026, ended June 30, 2026.

Key Highlights

●	The Company’s transformation plan delivered more than $20 million of cost and margin improvement during fiscal 2026, significantly exceeding the Company's original target of $12 million.

●

The Company announced a comprehensive financing transaction with TCW Asset Management that strengthens liquidity, reduces leverage, provides relief for certain covenants through December 2027, and enhances financial flexibility to support long-term strategic objectives.

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Service revenue increased 6% year-over-year in the fourth quarter and 4% for the full fiscal year, reflecting continued momentum and a stable foundation for profitable growth in the Company’s recurring revenue business.

●

The Company has been expanding its strategic partnership ecosystem through collaborations with leading organizations across imaging, software, engineering, adaptive therapy, research, and customer support; accelerating innovation while enabling Accuray to remain focused on its core competencies.

●	Strong customer engagement at ESTRO 2026 reinforced growing market interest in Accuray's differentiated technologies and supported a meaningful increase in qualified commercial opportunities.

“Fiscal 2026 was a transformational year for Accuray. Throughout the year, we strengthened our operational foundation, improved accountability and execution, expanded our ecosystem of strategic partnerships, advanced differentiated technology capabilities, and took important steps to enhance our financial position,” said Steve LaNeve, President and Chief Executive Officer. “Despite ongoing geopolitical uncertainty, tariff pressures, and market volatility, we remained focused on the factors within our control and successfully executed against the transformation initiatives we introduced earlier in the fiscal year. As a result, Accuray enters fiscal 2027 as a stronger company with greater financial flexibility, and a clear focus on driving sustainable revenue growth, margin expansion, and long-term shareholder value.”

Fiscal Fourth Quarter Results

Total net revenue was $100.9 million for the fourth quarter of fiscal 2026, or a decrease of 21 percent, as compared to $127.5 million in the prior fiscal year fourth quarter. Product revenue totaled $40.8 million, or a decrease of 42 percent, as compared to $70.7 million in the prior fiscal year fourth quarter, while service revenue totaled $60.1 million, or an increase of 6 percent, as compared to $56.8 million in the prior fiscal year fourth quarter.

Total gross profit in the fourth quarter of fiscal 2026 was $35.1 million, or 34.8 percent of net revenue, as compared to total gross profit of $39.0 million, or 30.6 percent of net revenue in the prior fiscal year fourth quarter.

Operating expenses were $29.6 million in the fourth quarter of fiscal 2026, or a decrease of 15 percent, as compared to $34.7 million in the prior fiscal year fourth quarter. Operating expenses in the fourth quarter of fiscal 2026 include $0.7 million of restructuring charges. Excluding restructuring charges, operating expenses would have decreased by $5.9 million or 17 percent, as compared to the prior fiscal year fourth quarter.

Net loss was $1.9 million, or $0.02 per share, in the fourth quarter of fiscal 2026, as compared to a net income of $1.1 million, or $0.01 per share, in the prior fiscal year fourth quarter. Adjusted EBITDA was $12.9 million in the fourth quarter of fiscal 2026 compared to $9.4 million in the prior fiscal year fourth quarter.

Gross product orders were $37.7 million in the fourth quarter of fiscal 2026 as compared to $84.7 million in the prior fiscal year fourth quarter. The book to bill ratio was 0.9 in the fourth quarter of fiscal 2026, as compared to 1.2 in the prior fiscal year fourth quarter. Order backlog as of June 30, 2026, was $312.5 million, approximately 27 percent lower than the end of the prior fiscal year fourth quarter.

Total cash, cash equivalents, and short-term restricted cash were $41.2 million as of June 30, 2026, an increase of $2.7 million from March 31, 2026.

Fiscal Year 2026 Highlights

Total net revenue was $401.9 million for fiscal 2026, or a decrease of 12 percent, as compared to $458.5 million in the prior fiscal year period. Product revenue totaled $172.7 million, or a decrease of 27 percent, as compared to $237.6 million in the prior fiscal year period. Service revenue totaled $229.2 million, or an increase of 4 percent, as compared to $220.9 million in the prior fiscal year period.

Total gross profit was $111.5 million for fiscal 2026, or 27.7 percent of net revenue, as compared to total gross profit of $147.0 million, or 32.1 percent of net revenue in the prior fiscal year period.

Operating expenses were $137.9 million for fiscal 2026, or a decrease of 1 percent, as compared to $139.1 million for the prior fiscal year period. Operating expenses in fiscal 2026 include $16.2 million of restructuring charges. Excluding restructuring charges, operating expenses would have decreased by $17.4 million or 13 percent, as compared to the prior fiscal year.

GAAP net loss was $49.2 million, or $0.40 per share, for the fiscal 2026, as compared to a net loss of $1.6 million, or $0.02 per share, in the prior fiscal year period. Adjusted EBITDA was $10.6 million for fiscal 2026, as compared to $28.3 million in the prior fiscal year period.

Gross product orders were $191.9 million for fiscal 2026 as compared to $288.0 million for the prior fiscal year period. The book to bill ratio was 1.1 in fiscal 2026, as compared to 1.2 in the prior fiscal year.

“Fiscal 2026 was a year of meaningful operational and structural change,” said Ali Pervaiz, Chief Financial Officer. “While product demand in certain regions remained impacted by geopolitical developments and tariff uncertainty, we continued to expand service revenue, improve operating efficiency, and execute our transformation initiatives ahead of expectations. We also announced a comprehensive transaction that enhances liquidity and reduces leverage as we enter the next phase of Accuray’s transformation.”

Fiscal Year 2027 Financial Guidance

As the Company enters fiscal 2027, management believes Accuray is operating from a position of greater strength than a year ago. The Company expects continued growth in service revenue, improved service margins driven by pricing optimization and operational efficiencies, ongoing operating expense discipline, and continued benefits from transformation initiatives. Strategic partnerships are also expected to play an increasingly important role in expanding capabilities while enabling the Company to remain focused on its core competencies.

Given ongoing uncertainty related to geopolitical developments, international trade policy, tariff impacts, conditions in China and the Middle East, and broader macroeconomic factors, the Company is not providing formal revenue or Adjusted EBITDA guidance for fiscal 2027 at this time. Management believes the actions taken during fiscal 2026 have strengthened the business and improved the Company’s ability to execute and create long-term value for shareholders.

Conference Call Information

Accuray will host a conference call beginning at 3:30 p.m. CT/4:30 p.m. ET today to discuss results for the fourth quarter of fiscal 2026 as well as recent corporate developments. Conference call dial-in information is as follows:

•	U.S. callers: (888) 999-5318

•	International callers: (848) 280-6460

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Investor Relations section of Accuray’s website, www.accuray.com. There will be a slide presentation accompanying today’s event which can also be accessed on the company’s Investor Relations page at www.accuray.com.

In addition, a taped replay of the conference call will be available beginning approximately one hour after the call’s conclusion and will be available for seven days. The replay number is (877) 344-7529 (USA), or (412) 317-0088 (International), Conference ID: 3326908. An archived webcast will also be available on Accuray’s website until Accuray announces its results for the first quarter of fiscal 2027.

Use of Non-GAAP Financial Measures

Accuray reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, Accuray uses certain non-GAAP financial measures, such as Adjusted EBITDA.

Accuray has supplemented its GAAP net income (loss) with a non-GAAP measure of Adjusted earnings before interest, taxes, depreciation, amortization, stock-based compensation, changes to the fair value of warrant liability, and restructuring charges (“Adjusted EBITDA”). The calculation of Adjusted EBITDA also excludes certain non-recurring, irregular and one-time items. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a meaningful comparison of results for current periods with previous operating results. A reconciliation of GAAP net income (loss) (the most directly comparable GAAP measure) to non-GAAP Adjusted EBITDA is provided in the schedules below.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is committed to expanding the powerful potential of radiation therapy to improve as many lives as possible. We invent unique, market-changing solutions that are designed to deliver radiation treatments for even the most complex cases—while making commonly treatable cases even easier—to meet the full spectrum of patient needs. We are dedicated to continuous innovation in radiation therapy for oncology, neuro-radiosurgery, and beyond, as we partner with clinicians and administrators, empowering them to help patients get back to their lives, faster. Accuray is headquartered in Madison, Wisconsin, with facilities worldwide.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements that are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate, but are not limited, to the company's future results of operations and financial position, including expectations regarding:  the company’s recently announced financing transaction; the company’s strategic partnerships and collaborations and ability to realize the expected benefits of those relationships; the ability to drive sustainable revenue growth, margin expansion, and long-term shareholder value; the effects of the global macroeconomic conditions on the company’s financial results and business as well as the business of the company’s customers and suppliers; the sufficiency of the company’s cash, cash equivalents and investments to meet the company’s anticipated cash needs for working capital and capital expenditures and the company’s business strategy, plans and objectives; the expected benefits from the transformation plan, including expected improvement in annualized operating profit and cost and margin improvements; the ability to achieve the objectives of the transformation plan; service revenue and service margin improvements; the company’s ability to deliver sustained performance and execute on its strategies and objectives, including related to its transformation efforts and restructuring plans; the company’s ability to improve sales and drive margin expansion; opportunities to accelerate top-line growth and expand profitability;  the company’s ability to navigate supply chain, logistics, macroeconomic, and foreign exchange challenges;  expectations related to the markets and regions in which the company operates; new product introductions and innovations;  installed base growth; clinical outcomes; and the company’s ability to improve execution, drive sustainable, profitable growth, while creating long-term value for patients, providers and shareholders. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “may,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of the company’s assumptions prove incorrect, actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the effect of the global macroeconomic environment on the operations of the company and those of its customers and suppliers; effects related to international tariffs; disruptions to our supply chain, including increased logistics costs; the company's ability to achieve widespread market acceptance of its products; substantial outstanding indebtedness and its ability to maintain compliance with financial covenants related to its debt;  the company’s ability to realize the expected benefits of the China joint venture and other strategic partnerships; risks inherent in international operations; geopolitical uncertainty, including armed conflict or political instability in the Middle East or other regions in which the company or its customers operate, and the effect of such conditions on the timing of system installations, customer site readiness, service revenue recognition, and the ability to complete transactions in affected markets; the company's ability to maintain or increase its gross margins on product sales and services; delays in regulatory approvals or the development or release of new offerings; the company's ability to meet the covenants under its credit facilities; the company's ability to convert backlog to revenue; and such other risks identified under the heading “Risk Factors” in the company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on May 6, 2026, and as updated periodically with the company's other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management's good faith belief as of that time with respect to future events. The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Aman Patel, CFA	Steve Monroe
Investor Relations, ICR-Westwicke	Vice President, Financial Planning & Analysis - Accuray
investor.relations@accuray.com	investor.relations@accuray.com

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Financial Tables to Follow

Accuray Incorporated

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2026	2025	2026	2025
Net revenue:
Products	$40,832	$70,702	$172,712	$237,580
Services	60,087	56,841	229,235	220,925
Total net revenue	100,919	127,543	401,947	458,505
Cost of revenue:
Cost of products	27,895	51,254	132,297	162,569
Cost of services	37,947	37,310	158,196	148,969
Total cost of revenue	65,842	88,564	290,493	311,538
Gross profit	35,077	38,979	111,454	146,967
Operating expenses:
Research and development	7,707	11,470	37,753	47,942
Selling and marketing	9,587	11,409	38,573	43,315
General and administrative	11,512	11,866	45,398	47,871
Restructuring	747	—	16,172	—
Total operating expenses	29,553	34,745	137,896	139,128
Income (loss) from operations	5,524	4,234	(26,442)	7,839
(Loss) income from equity method investment	(194)	885	1,124	4,714
Interest expense	(8,698)	(4,226)	(32,905)	(12,954)
Gain on extinguishment of debt	—	1,475	—	1,475
IEEPA refund financing costs	(2,405)	—	(2,405)	—
Gain (loss) from change in fair value of warrant liability	1,171	(499)	8,369	(499)
Other income, net	3,095	202	5,011	559
Income (loss) before provision for income taxes	(1,507)	2,071	(47,248)	1,134
Provision for income taxes	434	948	1,946	2,725
Net income (loss)	$(1,941)	$1,123	$(49,194)	$(1,591)
Net income (loss) per share - basic	$(0.02)	$0.01	$(0.40)	$(0.02)
Net income (loss) per share - diluted	$(0.02)	$0.01	$(0.40)	$(0.02)
Weighted average common shares used in computing income (loss) per share:
Basic	126,390	106,702	122,635	102,768
Diluted	126,390	108,891	122,635	102,768

Accuray Incorporated

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	June 30,	June 30,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$40,623	$57,416
Restricted cash	611	574
Accounts receivable, net	67,409	83,192
Inventories, net	147,075	141,020
Prepaid expenses and other current assets	31,783	33,501
Deferred cost of revenue	276	1,762
Total current assets	287,777	317,465
Noncurrent assets:
Property and equipment, net	27,316	28,658
Investment in joint venture	5,024	4,612
Operating lease right-of-use assets	27,512	33,115
Goodwill	57,911	57,802
Restricted cash	7,533	4,144
Other assets	30,603	24,443
Total assets	$443,676	$470,239
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$40,554	$34,033
Accrued compensation	15,666	14,573
Operating lease liabilities, current	8,236	7,375
Other accrued liabilities	32,235	29,361
Customer advances	10,401	12,197
Deferred revenue, current	82,813	82,306
Short-term debt, net	1,500	12,734
Total current liabilities	191,405	192,579
Operating lease liabilities, non-current	27,768	32,482
Long-term other liabilities	5,477	5,160
Warrant liability	2,427	8,497
Deferred revenue, non-current	28,530	26,566
Long-term debt, net	146,370	123,786
Total liabilities	401,977	389,070
Stockholders' Equity:
Common stock	119	113
Additional paid-in capital	613,559	602,165
Accumulated other comprehensive loss	(3,513)	(1,837)
Accumulated deficit	(568,466)	(519,272)
Total stockholders’ equity	41,699	81,169
Total liabilities and stockholders’ equity	$443,676	$470,239

Accuray Incorporated

Summary of Orders and Backlog

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2026	2025	2026	2025
Gross orders	$37,741	$84,741	$191,898	$288,035
Net orders	(2,927)	45,282	58,217	177,233
Order backlog	312,549	426,972	312,549	426,972
Book to bill ratio (a)	0.9	1.2	1.1	1.2

(a) Book to bill ratio is defined as gross orders for the period divided by product revenue for the period.

Accuray Incorporated

Reconciliation of GAAP Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization, Stock-Based Compensation and Other (Adjusted EBITDA)

(in thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2026	2025	2026	2025
GAAP net income (loss)	$(1,941)	$1,123	$(49,194)	$(1,591)
Depreciation and amortization (a)	2,025	1,598	7,942	$6,150
Stock-based compensation	1,680	2,818	6,455	10,201
Interest expense, net (b)	8,578	3,937	32,086	11,762
Gain on extinguishment of debt	—	(1,475)	—	(1,475)
Provision for income taxes	434	948	1,946	2,725
(Gain) loss from change in fair value of warrant liability	(1,171)	499	(8,369)	499
IEEPA refund financing Costs	2,405	—	2,405	—
Restructuring charges	747	—	16,172	—
Post financing cost	121	—	1,152	—
Adjusted EBITDA	$12,878	$9,448	$10,595	$28,271

(a) Consists of depreciation, primarily on property and equipment, as well as amortization of capitalized software and intangibles.

(b) Consists of interest expense net of interest income.